Exhibit 99.1

KEYSTONE BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Austin Office 3600 N. Capital of Texas Hwy. Bldg B. Suite 250 Austin, Texas 78746 737.931.8200 Main whitleypenn.com

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Keystone Bancshares, Inc. and Subsidiary

Opinion

We have audited the consolidated financial statements of Keystone Bancshares, Inc. and Subsidiary (collectively referred to as the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Austin, Texas
April 14, 2026

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2025 and 2024

ASSETS	2025	2024
Cash and cash equivalents
Cash and due from banks	$39,217,655	$25,181,423
Interest-bearing deposits in other banks	62,917,374	38,655,430
Federal funds sold	1,180,000	441,000

Total cash and cash equivalents	103,315,029	64,277,853
Investment securities available-for-sale	73,563,444	77,814,751
Loans, net of allowance for credit losses of $7,842,643 and $7,134,571 at December 31, 2025 and 2024, respectively	807,043,243	763,228,059
Premises and equipment, net	12,996,508	14,403,677
Marketable equity securities	2,219,999	2,086,556
Nonmarketable equity securities	5,194,910	4,694,574
Core deposit intangibles, net	795,982	1,042,078
Goodwill	5,780,480	5,780,480
Deferred tax asset, net	2,166,866	2,333,056
Accrued interest receivable and other assets	5,485,273	4,326,707

Total assets	$1,018,561,734	$939,987,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest bearing	$151,591,813	$147,260,664
Interest bearing	712,838,953	646,744,373

Total deposits	864,430,766	794,005,037
Federal Home Loan Bank advances	40,000,000	40,000,000
Operating lease liability	7,779,598	8,367,429
Accrued interest payable and other liabilities	2,043,425	2,044,447

Total liabilities	914,253,789	844,416,913
Commitments and contingencies
Stockholders’ equity
Common stock; par value $1.00 per share; 30,000,000 shares authorized; 6,699,874 and 6,701,637 issued and 6,695,707 and 6,697,470 outstanding at December 31, 2025 and 2024, respectively	6,699,874	6,701,637
Treasury stock; 4,167 shares at December 31, 2025 and 2024	(50,004)	(50,004)
Preferred stock; no par value; 10,000,000 authorized, 0 shares issued and outstanding at December 31, 2025 and 2024	—	—
Additional paid-in capital	74,269,922	73,547,159
Retained earnings	26,144,862	19,899,706
Accumulated other comprehensive loss	(2,756,709)	(4,527,620)

Total stockholders’ equity	104,307,945	95,570,878

Total liabilities and stockholders’ equity	$1,018,561,734	$939,987,791

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Years Ended December 31, 2025 and 2024

	2025	2024
Interest income
Loans, including fees	$56,548,571	$50,647,182
Investment securities available-for-sale	2,797,633	3,219,947
Interest-bearing deposits in other banks	4,308,156	3,511,229
Federal funds sold	58,749	45,876

Total interest income	63,713,109	57,424,234
Interest expense
Deposit accounts	26,389,001	26,852,250
Federal Reserve Bank advances and other borrowings	2,002,298	1,998,565

Total interest expense	28,391,299	28,850,815

Net interest income	35,321,810	28,573,419
Provision for credit losses	5,571,709	877,193

Net interest income after provision for credit losses	29,750,101	27,696,226
Noninterest income
Service charges and fees on deposits	479,515	405,412
Debit card fee income	373,761	360,041
Gains on sales of loans and other assets	321,194	589,860
Other	485,044	372,345

Total noninterest income	1,659,514	1,727,658
Noninterest expense
Salaries and employee benefits	12,031,102	10,757,592
Occupancy	2,590,905	2,589,905
Data processing and telecommunications	1,469,429	1,377,549
Legal and professional	1,315,345	857,146
Software expense	1,048,751	990,456
Stock-based compensation	717,400	388,200
Amortization of core deposit intangible assets	246,096	246,096
Regulatory assessments	794,500	880,000
Advertising	279,870	248,954
Other	2,631,281	2,143,391

Total noninterest expense	23,124,679	20,479,289

Income before income taxes	8,284,936	8,944,595
Income tax expense	2,039,780	2,049,591

Net income	6,245,156	6,895,004
Other comprehensive income, net of tax:
Unrealized income on investment securities available-for-sale arising during the period	2,241,660	160,018
Income tax expense related to items of other comprehensive income	(470,749)	(33,604)

Other comprehensive income, net of tax	1,770,911	126,414

Total comprehensive income	$8,016,067	$7,021,418

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2025 and 2024

	Common Stock	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2024	$6,642,537	$(50,004)	$73,209,659	$13,004,702	$(4,654,034)	$88,152,860
Net income	—	—	—	6,895,004	—	6,895,004
Exercise of stock options	600	—	7,800	—	—	8,400
Issuance of restricted stock	58,500	—	(58,500)	—	—	—
Stock-based compensation expense	—	—	388,200	—	—	388,200
Other comprehensive income, net of tax	—	—	—	—	126,414	126,414

Balance, December 31, 2024	$6,701,637	$(50,004)	$73,547,159	$19,899,706	$(4,527,620)	$95,570,878

	Common Stock	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2025	$6,701,637	$(50,004)	$73,547,159	$19,899,706	$(4,527,620)	$95,570,878
Net income	—	—	—	6,245,156	—	6,245,156
Exercise of stock options	300	—	3,300	—	—	3,600
Forfeiture of restricted stock	(2,063)	—	2,063	—	—	—
Stock-based compensation expense	—	—	717,400	—	—	717,400
Other comprehensive income, net of tax	—	—	—	—	1,770,911	1,770,911

Balance, December 31, 2025	$6,699,874	$(50,004)	$74,269,922	$26,144,862	$(2,756,709)	$104,307,945

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2025 and 2024

	2025	2024
Cash flows from operating activities
Net income	$6,245,156	$6,895,004
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	5,571,709	877,193
Depreciation expense	886,975	858,174
Amortization of right-of-use asset	602,331	643,669
Change in operating lease liabilities	(587,831)	33,591
Amortization of core deposit intangible assets	246,096	246,096
Accretion of investment securities discounts, net	(64,199)	(86,761)
Stock-based compensation expense	717,400	388,200
Deferred tax benefit	(304,559)	(408,451)
Loans held for sale originations	(1,281,000)	(3,504,325)
Proceeds from sale of loans held for sale	1,283,687	3,567,046
Gain on sales of loans held for sale	(38,403)	(62,721)
Proceeds from sales of SBA loans	3,999,670	6,578,043
Gain on sales of SBA loans	(277,791)	(527,138)
Unrealized holding (gain) loss on marketable equity securities	(67,653)	19,734
Changes in operating assets and liabilities:
Accrued interest receivable and other assets	(1,158,566)	494,298
Accrued interest payable and other liabilities	54,932	(81,162)

Net cash provided by operating activities	15,827,954	15,930,490
Cash flows from investing activities
Purchases of available for sale securities	(1,099,909,334)	(820,049,677)
Maturities, calls and paydowns of available for sale securities	1,106,466,500	801,923,466
Purchase of marketable equity securities	(65,790)	(60,050)
Purchase of nonmarketable equity securities	(311,861)	(1,120,200)
Net loan originations	(53,317,484)	(89,342,185)
Net additions to bank premises and equipment	(82,138)	(1,995,941)

Net cash used in investing activities	(47,220,107)	(110,644,587)
Cash flows from financing activities
Net change in deposits	70,425,729	51,536,892
Proceeds from issuance of common stock	3,600	8,400
Proceeds from Federal Home Loan Bank advances and other debt	—	30,000,000

Net cash provided by financing activities	70,429,329	81,545,292

Net increase (decrease) in cash and cash equivalents	39,037,176	(13,168,805)
Cash and cash equivalents at beginning of year	64,277,853	77,446,658

Cash and cash equivalents at end of year	$103,315,029	$64,277,853

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$28,317,701	$28,889,334

Cash paid for taxes	$2,185,494	$1,995,000

Supplemental Disclosure of Non-Cash Activities
Premises and equipment (lease right-of-use assets) obtained in exchange of lease liabilities	$—	$329,009

Nonmarketable equity securities acquired through foreclosure	$—	$1,327,944

Repossessed assets acquired through foreclosure	$188,475	$—

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

1.	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Keystone Bancshares, Inc. (“Bancshares”) was formed effective June 26, 2017. In 2018, Bancshares formed a wholly-owned subsidiary, Keystone Interim Bank, N.A., an interim national banking association. Effective October 15, 2018, Bancshares acquired Ballinger National Bank (“BNB”), a national bank which began operations in April 1997, and merged BNB with Keystone Interim Bank, N.A with the resulting consolidated bank being named Keystone Bank, N.A (the “Bank”). On March 11, 2021, the Bank changed its charter from a national charter to a state savings bank and changed the name of the Bank to “Keystone Bank, SSB.”

Keystone Bancshares, Inc. through its wholly-owned subsidiary, Keystone Bank, SSB (collectively referred to as the “Company”), provides general consumer and commercial banking services through three branch offices and one loan production office (LPO) located in Ballinger, Austin, and Bastrop, Texas. The Company is subject to competition from other financial institutions, is subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Keystone Bancshares, Inc. and its wholly owned subsidiary, Keystone Bank, SSB. All significant intercompany balances and transactions have been eliminated through consolidation.

Use of Estimates

The accounting and reporting policies of the Company and the methods of applying those policies that materially affect the accompanying consolidated financial statements conform with accounting principles generally accepted in the United States (“GAAP”) and prevailing banking industry practices. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the consolidated financial statements including the allowance for credit losses, the fair values of financial instruments, and the status of contingencies.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash, and cash equivalents includes cash on hand, deposits at other banks that have initial maturities of less than 90 days when acquired by the Company, and federal funds sold.

The Company maintains deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with the counterparties to these transactions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.

Investment Securities Available-for-Sale

Securities to be held for indefinite periods of time but not intended to be held-to-maturity or on a long-term basis are classified as available-for-sale and are recorded at estimated fair value, adjusted for amortization of premiums and accretion of discounts, with all unrealized gains and unrealized losses judged to be temporary, net of deferred income taxes, excluded from earnings and reported as a separate component of stockholders’ equity.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Nature of Operations and Summary of Significant Accounting Policies – continued

The fair value of investment securities are determined based on methodologies in accordance with GAAP. Fair values are volatile and may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates, and yield curves. Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on the quoted prices of similar instruments or an estimate of fair value by using a range of fair value estimates in the market place as a result of the illiquid market specific to the type of security.

Allowance for Credit Losses – Investment Securities Available-for-Sale

For available-for-sale securities in an unrealized loss position, the Company first assesses whether it intends to sell or whether it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, among other factors, including third-party guarantees, bond ratings, and prior credit losses, as applicable. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Changes in the allowance for credit losses are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectability of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Loans and Allowance for Credit Losses

Loans are stated at the amount of unpaid principal, reduced by unearned income, including discounts, deferred loan fees and costs, and an allowance for credit losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding. Accrued interest receivable totaled $3,463,757 and $3,023,488 as of December 31, 2025, and 2024, respectively. It is reported under accrued interest receivable and other assets on the consolidated balance sheets and is excluded from the estimate of credit losses.

The allowance for credit losses is a valuation account that is deducted from the loan’s amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the collectability of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

Management estimates the allowance balance using relevant available information, from internal and external sources, past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides a basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in historic and/or forecasted data of unemployment, inflation rate, GDP growth rate, market rates, and other relevant factors.

The allowance for credit losses is measured on a collective (pool) basis for portfolios of loans when similar risk characteristics exist. Common risk characteristics include risk ratings, financial asset type, collateral type, size, term, and historical or expected loss rate patterns. Our loan pools are segmented by call report codes. We periodically reassess each pool to ensure the loans within the pool continue to share similar characteristics and risk profiles and to determine whether further segmentation is necessary. Loans that do not share risk characteristics

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Nature of Operations and Summary of Significant Accounting Policies – continued

are evaluated for expected credit losses on an individual basis and excluded from the collective evaluation. When the borrower is experiencing financial difficulty and repayment is expected to be provided through operation or sale of the collateral, the expected credit losses are based on the fair value of collateral at the reporting date, adjusting for selling costs as appropriate. Such loans are referred to as “collateral-dependent loans”.

Accrual of interest is discontinued on a loan and all payments are applied to principal when management believes, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of contractual payments is doubtful. Generally, all loans past due greater than 90 days, based on contractual terms, are placed on non-accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Consumer loans are generally charged-off when a loan becomes past due 90 days. For other loans in the portfolio, facts and circumstances are evaluated in making charge-off decisions.

Occasionally, the Company modifies loans to borrowers in financial distress by providing a lower interest rate, a reduction of principal, or a longer term to maturity. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses. Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. In some cases, the Company will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted. As disclosed in Note 3, during the years ended December 31, 2025, and 2024, the Company granted modifications to certain borrowers experiencing financial difficulty.

The Company has certain lending policies and procedures in place that are designed to maximize loan income with an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis and makes changes as appropriate. Management receives frequent reports related to loan originations, quality, concentrations, delinquencies, non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions, both by type of loan and geography.

Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and effectively. Underwriting standards are designed to determine whether the borrower possesses sound business ethics and practices and to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and include personal guarantees.

Agricultural loans are subject to underwriting standards and processes similar to commercial loans. Agricultural loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most agricultural loans are secured by the agriculture related assets being financed, such as farmland, cattle, or equipment, and include personal guarantees.

Real estate loans are also subject to underwriting standards and processes similar to commercial and agricultural loans. These loans are underwritten primarily based on projected cash flows and, secondarily, as loans secured by real estate. The repayment of real estate loans is generally largely dependent on the successful operation of the property securing the loans or the business conducted on the property securing the loan. Real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Nature of Operations and Summary of Significant Accounting Policies – continued

The Company utilizes methodical credit standards and analysis to supplement its policies and procedures in underwriting consumer loans. The Company’s loan policy addresses types of consumer loans that may be originated and the collateral, if secured, must be perfected. The relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers also minimizes the Company’s risk.

Government Guaranteed Loans

The Company originates loans that are partially guaranteed by the Small Business Administration, or SBA, and the Company may sell the guaranteed portion of these loans as market conditions and pricing allow for a gain to be recorded on the sale. Loan sales are recorded when control over the transferred asset has been relinquished. Control over the transferred portion is deemed to be surrendered when the assets have been removed from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

In calculating the gain on sale of SBA loans, the Company’s investment in the loan is allocated among the unguaranteed portion of the loan, the servicing amount retained, and the guaranteed portion of the loan sold, based on the relative fair market value of each portion. The gain on the sold portion of the loan is recognized based on the difference between the sale proceeds and the allocated investment.

Loans Held for Sale

Loans held for sale include mortgage loans originated with the intent to sell on the secondary market. Loans held for sale are carried at the lower of cost or estimated fair value on an individual basis. These loans are held for an interim period, usually less than 30 days. There were no material loans held for sale outstanding as of December 31, 2025 and 2024, respectively.

Fees and Costs Associated with Originating Loans

Loan origination fees and costs are deferred and included as a component of loans in the consolidated balance sheets and recognized as adjustments to interest income over the lives of the related loans as an adjustment of the yield using a method approximating the interest method.

Foreclosed Assets

Foreclosed assets are initially recorded at fair value less estimated costs to sell at the time of acquisition, establishing a new cost basis. Legal ownership is typically obtained through negotiated transactions, legal settlements, or similar events. These assets are subsequently measured at the lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. At December 31, 2025 the Company owns certain assets acquired through foreclosure which are included in nonmarketable equity securities on the consolidated balance sheets. Refer to Note 5 – Equity Securities for additional information.

Premises and Equipment

Company premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided principally by the straight-line method over the estimated useful lives of assets, ranging from 2 to 30 years.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Nature of Operations and Summary of Significant Accounting Policies – continued

Leases

Leases are classified as operating or finance leases at the lease commencement date. The Company leases certain locations. The Company records leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms and a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment of the right-of-use asset. The discount rate used in determining the lease liability is based upon incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal. The Company does not record short term leases with an initial lease term of one year or less on the consolidated balance sheets.

Equity securities

Marketable equity securities are carried at fair value, with changes in fair value reported in net income. Nonmarketable equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost of entities acquired at inception over the fair value of the net assets acquired. Goodwill has been assigned to the Bank and is tested for impairment if an annual qualitative assessment (of whether it is likely that the fair value of these reporting units are less than their carrying value) indicates the need for an impairment test, but may be tested for impairment if any event occurs or circumstances change that would more-likely-than-not reduce the fair value of the Bank below its carrying value. Intangible assets consist of core deposit intangibles and are initially recognized based on a valuation performed as of the consummation date and are amortized over 10 years, the average estimated life of the acquired customer deposits, using the straight-line method. All intangible assets are tested annually for potential impairment or when triggering events occur. No impairment charges were recorded during the years ended December 31, 2025 and 2024, in goodwill or other intangible assets.

Impairment of Long-lived Assets to be Held and Used

The Company reviews the carrying value of long-lived assets for impairment whenever triggering events or changes in circumstances indicate that the carrying amounts of any asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset of future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the excess of the carrying amount over the fair value of the assets. No triggering events were identified by management for the years ended December 31, 2025 and 2024, respectively.

Income Taxes

The Company is taxed as a C-Corporation and files a consolidated federal income tax return with its subsidiary.

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Nature of Operations and Summary of Significant Accounting Policies – continued

Revenue Recognition

ASC 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. The majority of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans, letters of credit, and investment securities, as these activities are subject to other GAAP discussed elsewhere within the disclosures.

Descriptions of the Company’s revenue-generating activities that are within the scope of ASC 606, which are presented in the accompanying consolidated statements of income and comprehensive income as components of non-interest income are as follows:

•

Service charges on deposit accounts – these represent general service fees for monthly account maintenance and activity- or transaction-based fees and consist of transaction-based revenue, time-based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when the performance obligation is completed, which is generally monthly for account maintenance services or when a transaction has been completed (such as a wire transfer). Payments for such performance obligations are generally received at the time the performance obligations are satisfied.

Other non-interest income primarily includes items such as letter of credit fees, dividends on FHLB and FRB stock, realized gains on sales of available-for-sale securities, and other general operating income, none of which are subject to the requirements of ASC 606.

Financial Instruments

In the ordinary course of business the Company has entered into certain off-balance sheet financial instruments consisting of commitments to extend credit, commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received. Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for unfunded commitments in the Company’s statements of income and comprehensive income. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in accrued interest payable and other liabilities on the Company’s consolidated balance sheets.

Comprehensive Income

Comprehensive income includes all changes in stockholders’ equity during a period, except those resulting from transactions with stockholders. In addition to net income, comprehensive income includes the net effect of changes in the fair value of securities available-for-sale. Comprehensive income is reported in the accompanying consolidated statements of income and comprehensive income.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Nature of Operations and Summary of Significant Accounting Policies – continued

Advertising

The Company expenses advertising costs as incurred. Advertising expense was $279,870 and $248,954 for the years ended December 31, 2025 and 2024, respectively.

2.	Investment Securities Available-for-Sale

The following table summarizes the amortized cost, estimated fair value, and allowance for credit losses of securities available-for-sale as of December 31, 2025 and 2024, along with the corresponding gross unrealized gains and losses recognized in accumulated other comprehensive income (loss).

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Estimated Fair Value
Mortgage-backed securities	$28,437,017	$102,284	$(2,066,806)	$—	$26,472,495
Collateralized mortgage obligations	38,660,987	48,252	(1,573,234)	—	37,136,005
Asset-backed investment	9,954,944	—	—	—	9,954,944

Total	$77,052,948	$150,536	$(3,640,040)	$—	$73,563,444

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Estimated Fair Value
Mortgage-backed securities	$34,838,469	$3,853	$(3,539,312)	$—	$31,303,010
Collateralized mortgage obligations	48,707,445	84,314	(2,280,019)	—	46,511,741

Total	$83,545,914	$88,167	$(5,819,331)	$—	$77,814,751

The amortized cost and estimated fair value of debt securities as of December 31, 2025, are not presented by contractual maturity, as the portfolio consists solely of mortgage-backed securities and collateralized mortgage obligations. The actual maturities of these securities may differ from contractual maturities due to the potential for borrowers to call or prepay obligations, with or without penalties.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Investment Securities Available-for-Sale – continued

The following table summarizes debt securities available-for-sale that are in an unrealized loss position, for which an allowance for credit losses has not been recorded, as of December 31, 2025 and 2024, aggregated by major security type and length of time in a continuous unrealized loss position:

	December 31, 2025
	Less Than 12 Months		Greater Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$1,547,087	$(8,628)	$19,674,288	$(2,058,178)	$21,221,375	$(2,066,806)
Collateralized mortgage obligations	16,647,882	(206,489)	15,071,524	(1,366,745)	31,719,406	(1,573,234)

Total	$18,194,969	$(215,117)	$34,745,812	$(3,424,923)	$52,940,781	$(3,640,040)

	December 31, 2024
	Less Than 12 Months		Greater Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$7,126,403	$(141,560)	$23,223,134	$(3,397,752)	$30,349,537	$(3,539,312)
Collateralized mortgage obligations	18,175,943	(76,289)	12,156,657	(2,203,730)	30,332,600	(2,280,019)

Total	$25,302,346	$(217,849)	$35,379,791	$(5,601,482)	$60,682,137	$(5,819,331)

As of December 31, 2025, the Company’s security portfolio consisted of 201 securities, 152 of which were in an unrealized loss position. As of December 31, 2024, the portfolio consisted of 201 securities, 182 of which were in an unrealized loss position. The portfolio includes mortgage-backed securities and collateralized mortgage obligations that are either government-issued or government-sponsored, with implicit or explicit guarantees from the U.S. government. With consideration given to this, management believes that the decline in fair value is due to changes in interest rates, rather than concerns about credit quality. Based on this and the fact that the Company does not intend to sell these securities, nor is it likely to be required to sell them before their anticipated recovery, no allowance for credit losses or write-downs were deemed necessary as of December 31, 2025, and 2024, respectively.

Investment securities with carrying values of $21,011,599 and $20,752,294 at December 31, 2025 and 2024, were pledged to secure public deposits and for other purposes as required or permitted by law.

There were no sales of securities during the years ended December 31, 2025 and 2024, respectively.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.	Loans

Loans in the accompanying consolidated balance sheets consisted of the following:

	December 31, 2025	December 31, 2024
Construction and land development	$106,012,489	$100,577,669
Commercial real estate	349,306,675	326,346,982
Residential real estate	163,328,825	157,215,882
Multifamily real estate	25,797,760	25,159,210
Commercial	154,784,942	142,370,253
Agricultural	16,385,930	19,286,969
Consumer and other	996,482	1,192,674

Subtotal	816,613,103	772,149,639
Deferred loan fees, net	(1,727,217)	(1,787,009)
Allowance for credit losses	(7,842,643)	(7,134,571)

Total loans	$807,043,243	$763,228,059

The Company participates in the SBA loan program. When advantageous, the Company sells the guaranteed portions of these loans while retaining servicing rights. Net gains recognized on sales of SBA loans were $277,791 and $527,138 for the years ended December 31, 2025, and 2024, respectively. These gains are included in gains on sales of loans and other assets in the consolidated statements of income and comprehensive income. The related servicing asset was not significant to the Company’s consolidated financial statements as of December 31, 2025 and 2024.

Concentrations of Credit

The Company makes agricultural, real estate, commercial, and consumer loans to customers primarily in the Ballinger and Austin, Texas areas. Although the Company’s portfolio is diversified, a substantial portion of the Company’s customers’ abilities to honor their contracts is dependent upon the business economy in these cities and surrounding areas.

At December 31, 2025 and 2024, the Company had total commercial real estate loans representing 443.8% and 451.4%, respectively of total risk-based capital. Included in this percentage, the Company had non-owner occupied commercial real estate loans representing 316.2% and 331.3%, respectively, and owner occupied commercial real estate loans representing 127.5% and 120.0%, respectively. Additionally, as of December 31, 2025 and 2024, the Company had loans for construction, land development, and other land loans representing 97.5% and 100.1%, respectively, of total risk-based capital.

Sound risk management practices and appropriate levels of capital are essential elements of a sound commercial real estate lending program (“CRE”). Concentrations of CRE exposures add a dimension of risk that compounds the risk inherent in individual loans. Interagency guidance on CRE concentrations describe sound risk management practices which include board and management oversight, portfolio management, management information systems, market analysis, portfolio stress testing and sensitivity analysis, credit underwriting standards, and credit risk review functions. Management believes it has implemented these practices in order to monitor its CRE. An institution which has reported loans for construction, land development, and other land loans representing 100% or more of total risk based capital, or total non-owner occupied commercial real estate loans representing 300% or more of the institution’s total risk-based capital and the outstanding balance of commercial real estate loan portfolio has increased by 50% or more during the prior 36 months, may be identified for further supervisory analysis by regulators to assess the nature and risk posed by the concentration.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.	Loans – continued

Non-Accrual and Past Due Loans

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Non-accrual loans, segregated by class of loans, as of December 31, 2025 and 2024, are classified as follows:

December 31, 2025	Nonaccrual With No Allowance for Credit Loss	Nonaccrual
Construction and land development	$—	$—
Commercial real estate	—	—
Residential real estate	—	—
Multifamily real estate	—	—
Commercial	—	879,271
Agricultural	57,663	57,663
Consumer and other	—	—

Total	$57,663	$936,934

December 31, 2024	Nonaccrual With No Allowance for Credit Loss	Nonaccrual
Construction and land development	$—	$—
Commercial real estate	—	—
Residential real estate	—	—
Multifamily real estate	—	—
Commercial	—	58,312
Agricultural	—	—
Consumer and other	—	—

Total	$—	$58,312

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.	Loans – continued

The amount of additional interest income that would have been recognized in the years ended December 31, 2025 and 2024, that would have been earned under the original terms of the nonaccrual loans is immaterial for both periods, respectively.

An age analysis of past due loans, aggregated by class of loans, are as follows:

December 31, 2025	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total 90 Days Past Due and Still Accruing
Construction and land development	$—	$1,250,000	$—	$1,250,000	$—
Commercial real estate	634,373	578,630	—	1,213,003	—
Residential real estate	1,080,969	—	—	1,080,969	—
Multifamily real estate	—	—	—	—	—
Commercial	41,758	188,969	606,866	837,593	—
Agricultural	57,663	—	—	57,663	—
Consumer and other	—	—	—	—	—

Total	$1,814,763	$2,017,599	$606,866	$4,439,228	$—

December 31, 2024	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total 90 Days Past Due and Still Accruing
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Residential real estate	1,091,124	936,336	58,312	2,085,772	—
Multifamily real estate	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural	—	—	—	—	—
Consumer and other	—	—	—	—	—

Total	$1,091,124	$936,336	$58,312	$2,085,772	$—

Credit Quality Indicators

From a credit risk standpoint, the Company classifies its loans in one of five categories: (i) pass, (ii) watch list, (iii) special mention, (iv) substandard, or (v) doubtful. Loans classified as loss are charged-off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. The Company reviews the ratings on credits on a monthly basis. Ratings are adjusted to reflect the degree of risk and loss that is felt to be inherent in each credit as of each monthly reporting period.

The methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk and loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk and loss). Credits rated pass show no clear signs of financial weakness or deterioration in credit worthiness. Credits rated watch list are still current and performing, but have been identified by management as presenting elevated credit risk and therefore require increased monitoring. Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness, however, such concerns are not so pronounced that the Company generally expects to experience loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits rated more harshly.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.	Loans – continued

Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to strengthen the Company’s position, and/or to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed. Credits rated doubtful are those in which full collection of principal appears highly questionable, and which some degree of loss is anticipated, even though the ultimate amount of loss may not yet be certain and/or other factors exist which could affect collection of debt. Based upon available information, positive action by the Company is required to avert or minimize loss. Credits rated doubtful are generally also placed on non-accrual. The following table summarizes the Company’s internal ratings of its loans:

December 31, 2025	Pass	Watch List	Special Mention	Sub-standard	Doubtful	Total
Construction and land development	$91,559,612	$14,452,877	$—	$—	$—	$106,012,489
Commercial real estate	325,303,285	18,034,556	—	5,968,834	—	349,306,675
Residential real estate	162,247,856	1,080,969	—	—	—	163,328,825
Multifamily real estate	25,797,760	—	—	—	—	25,797,760
Commercial	128,076,022	24,439,335	—	2,269,585	—	154,784,942
Agricultural	16,328,267	—	—	57,663	—	16,385,930
Consumer and other	996,482	—	—	—	—	996,482

Total	$750,309,284	$58,007,737	$—	$8,296,082	$—	$816,613,103

December 31, 2024	Pass	Watch List	Special Mention	Sub-standard	Doubtful	Total
Construction and land development	$92,514,016	$8,063,653	$—	$—	$—	$100,577,669
Commercial real estate	319,196,220	7,150,762	—	—	—	326,346,982
Residential real estate	155,070,971	2,143,401	—	1,510	—	157,215,882
Multifamily real estate	25,159,210	—	—	—	—	25,159,210
Commercial	121,891,662	6,019,367	14,400,912	58,312	—	142,370,253
Agricultural	19,286,969	—	—	—	—	19,286,969
Consumer and other	1,187,320	—	—	5,354	—	1,192,674

Total	$734,306,368	$23,377,183	$14,400,912	$65,176	$—	$772,149,639

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.	Loans – continued

The following table summarizes the activity in the allowance for credit losses by portfolio segment for the years ended December 31, 2025, and 2024:

December 31, 2025	Construction and land development	Commercial real estate	Residential real estate	Multifamily real estate	Commercial	Agricultural	Consumer and other	Total
Allowance for credit losses:
Beginning balance	$872,408	$3,102,847	$1,482,330	$75,930	$1,533,571	$57,439	$10,046	$7,134,571
Provision for (Recapture of) credit loss expense	15,473	205,789	53,697	1,695	5,368,598	(20,834)	3,244	5,627,662
Loan charged-off	—	—	—	—	(4,920,820)	—	(3,793)	(4,924,613)
Recoveries collected	—	—	—	—	23	5,000	—	5,023

Total ending allowance balance	$887,881	$3,308,636	$1,536,027	$77,625	$1,981,372	$41,605	$9,497	$7,842,643

December 31, 2024	Construction and land development	Commercial real estate	Residential real estate	Multifamily real estate	Commercial	Agricultural	Consumer and other	Total
Allowance for credit losses:
Beginning balance	$1,013,721	$2,363,546	$1,320,703	$105,362	$1,364,168	$94,673	$16,760	$6,278,933
Provision for (Recapture of) credit loss expense	(141,313)	739,301	161,627	(29,432)	182,864	(51,663)	37,908	899,292
Loan charged-off	—	—	—	—	(13,513)	—	(46,290)	(59,803)
Recoveries collected	—	—	—	—	53	14,429	1,667	16,149

Total ending allowance balance	$872,408	$3,102,847	$1,482,330	$75,930	$1,533,572	$57,439	$10,045	$7,134,571

Provision for credit loss expense included in the accompanying consolidated statements of income and comprehensive income totaled $5,571,709 for the year ended December 31, 2025, of which $5,627,662 is related to provision for credit loss expense on loans and a recapture of $55,953 of provision for credit loss expense on off-balance sheet credit exposures. For the year ended December 31, 2024, provision for credit loss expense totaled $877,193, of which $899,292 is related to provision for credit loss expense on loans and a recapture of $22,099 of provision for credit loss expense on off-balance sheet credit exposures.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.	Loans – continued

Collateral dependent loans

The Company has certain loans for which repayment is dependent upon the operation or sale of collateral, due to the borrower experiencing financial difficulty. The underlying collateral may vary based on the type of loan. The following table details the amortized cost of collateral-dependent loans as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Construction and land development	$—	$—
Commercial real estate	—	—
Residential real estate	—	—
Multifamily real estate	—	—
Commercial	879,271	58,312
Agricultural	—	—
Consumer and other	—	—

Total	$879,271	$58,312

For the years ended December 31, 2025 and 2024, the Company individually evaluated collateral-dependent loans; however, the Company does not believe the collateral has sufficient value to rely on for repayment. Accordingly, the Company recorded a specific reserve of $284,725 and $58,312 based on the fair value of the collateral as of December 31, 2025 and 2024, respectively.

For the years ended December 31, 2025 and 2024, collateral-dependent loans were primarily secured by all notes and borrowings (“ANB”) under Commercial and Industrial (“C&I”) lending arrangements, and secured by a blanket security interest in substantially all business assets of borrowers. Such collateral typically includes equipment, machinery, inventory, accounts receivable, general intangibles, and other operating assets used in the borrower’s business.

Loan modifications to borrowers experiencing financial difficulty

During the year ended December 31, 2025, the Company granted modifications to certain borrowers experiencing financial difficulty. These modifications may include principal forgiveness, interest rate reductions, payment delays, and term extensions (or a combination thereof). As of December 31, 2025 and 2024, the amortized cost of loans that were modified was $102,163 and $319,000, respectively, which relates to certain SBA loans in the portfolio reported as commercial loans. The Company had no loans that experienced a payment default during the year ended December 31, 2025 and 2024, respectively, that were modified in the twelve months preceding the default for borrowers experiencing financial difficulty. As of December 31, 2025, the Company had no commitments to lend additional funds to borrowers whose loans were modified due to financial difficulty.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.	Loans – continued

Related Party Loans

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings and deposits, with its executive officers, directors, and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons.

At December 31, 2025 and 2024, the aggregate amount of such loans were $13,591,462 and $12,543,554, respectively. During the year ended December 31, 2025, there were $1,848,392 in new loans funded or advanced and $800,484 in repayments.

Unfunded commitments to related parties as of December 31, 2025, amounted to $1,011,608.

4.	Premises and Equipment and Lease Commitments

Premises and equipment in the accompanying consolidated balance sheets consisted of the following:

	December 31,	December 31,
	2025	2024
Buildings and improvements	$6,056,298	$6,058,331
Furniture, fixtures and equipment	3,026,074	2,941,903
Lease right-of-use assets	8,437,527	8,437,527
Land	28,000	28,000

Subtotal	17,547,899	17,465,761
Accumulated depreciation and amortization	(4,551,391)	(3,062,084)

Premises and equipment, net	$12,996,508	$14,403,677

Depreciation expense totaled $886,975 and $858,174 during the years ended December 31, 2025 and 2024, respectively, and is included in occupancy expense in the accompanying consolidated statements of income and comprehensive income.

Lease commitments

The Company leases certain of its branch facilities under operating leases, which are recognized as operating lease right-of-use assets and operating lease liabilities. Lease right-of-use assets are presented within premises and equipment, net within the accompanying consolidated balance sheets. Lease liabilities are included in accrued interest payable and other liabilities within the accompanying consolidated balance sheets.

The Company had amortized right-of-use assets of $6,944,218 and $7,546,548 as of December 31, 2025 and 2024, respectively, associated with the leasing of certain branch facilities. Amortization expense related to these right-of-use assets was $602,331 and $643,669 for the years ended December 31, 2025 and 2024, respectively, and is included in occupancy expense in the accompanying consolidated statements of income and comprehensive income. The lease liabilities recorded as of December 31, 2025 and 2024 were $7,779,598 and $8,367,429, respectively. As of December 31, 2025 and 2024, the weighted-average lease terms were 9.33 years and 10.33 years, respectively, and the weighted-average discount rate was 4.40% for both periods.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.	Premises and Equipment and Lease Commitments – continued

Lease expense totaled $1,243,146 and $1,306,507during the years ended December 31, 2025 and 2024, respectively, and is included in occupancy expense in the accompanying consolidated statements of income and comprehensive income.

The future minimum lease payments for branch facilities operating leases accounted for using ASC 842 at December 31, 2025 were as follows:

Year Ending December 31,	Amount
2026	$993,889
2027	1,014,406
2028	978,830
2029	918,533
2030	936,911
Thereafter	4,885,447

Total undiscounted lease liability	9,728,016
Less:
Discount on cash flows	(1,948,418)

Total operating lease liability	$7,779,598

5.	Equity Securities

Marketable Equity Securities

The Company has an investment in a Community Reinvestment Act (CRA) mutual fund which is accounted for at fair value. The investment was valued at $2,219,999 and $2,086,556 at December 31, 2025 and 2024, respectively.

Nonmarketable Equity Securities

The Bank, as a member of the Federal Home Loan Bank of Dallas, is required to maintain an investment in capital stock of each. No ready market exists for such stock, and they have no quoted market values. For reporting purposes, this stock is assumed to have a value equal to cost.

In addition to the Bank’s required investments, the Company holds other nonmarketable securities, including CRA investments and a foreclosed asset in the form of private stock. These investments also do not have a ready market, and their values are not quoted on any exchange.

The Company’s investments in nonmarketable equity securities are as follows:

	December 31,	December 31,
	2025	2024
Federal Home Loan Bank of Dallas Stock	$2,972,400	$2,827,500
Other nonmarketable equity securities	2,222,510	1,867,074

Total	$5,194,910	$4,694,574

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.	Core Deposit Intangibles

Assigned costs and accumulated amortization are as follows:

	December 31,	December 31,
	2025	2024
Core deposit intangible, gross	$2,460,908	$2,460,908
Accumulated amortization	(1,664,926)	(1,418,830)

Total	$795,982	$1,042,078

Amortization expense for the years ended December 31, 2025 and 2024 totaled $246,096 for both periods, and is included in other noninterest expense in the accompanying consolidated statements of income and comprehensive income. Core deposit intangibles are being amortized over 10 years and the estimated aggregate future amortization expense remaining as of December 31, 2025 is as follows:

Year Ending December 31,	Amount
2026	$246,096
2027	246,096
2028	233,290
2029	70,500

Total	$795,982

7.	Deposits

Deposits in the accompanying consolidated balance sheets consisted of the following:

	December 31,	December 31,
	2025	2024
Noninterest-bearing demand deposits	$151,591,813	$147,260,664
NOW and money market accounts	529,381,109	472,359,908
Savings accounts	3,322,384	3,324,515
Time deposits greater than $250,000	71,968,556	61,672,948
Time deposits less than $250,000	108,166,904	109,387,002

Total deposits	$864,430,766	$794,005,037

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7.	Deposits – continued

The scheduled maturities of time deposits are as follows at December 31, 2025:

Year Ending December 31,	Amount
2026	$133,111,479
2027	39,047,464
2028	7,553,797
2029	411,797
2030	10,923

Total	$180,135,460

Related Party Deposits

Deposits received from related parties at December 31, 2025 and 2024 totaled $13,003,303 and $15,288,120, respectively.

8.	Other Borrowings

The Company has unused federal funds lines available from commercial banks of approximately $42,700,000 and $52,700,000 at December 31, 2025 and 2024, respectively.

As of December 31, 2025, the Company had outstanding long-term advances from the Federal Home Loan Bank (FHLB) totaling $40,000,000, with $30,000,000 maturing in 2027 and $10,000,000 maturing in 2028, at a weighted-average interest rate of 4.51%. Additionally, the Company had approximately $293,080,600 in available credit under its FHLB blanket lien as of December 31, 2025.

At December 31, 2024, the Bank had long-term advances from the FHLB totaling $40,000,000.

In 2021, the Company established a $10,000,000 line of credit with a correspondent bank. Subsequent increases to $15,000,000 and $20,000,000 occurred in 2022 and 2024, respectively. The line, secured by capital stock of the Bank, matures in May 2026. As of December 31, 2025 and 2024, there were no outstanding amounts under the line, respectively.

9.	Income Taxes

Income tax expense was approximately $2.040 million and $2.050 for the years ended December 31, 2025 and 2024, respectively. The Company’s effective tax rate was 24.62% and 22.91% for the years ended December 31, 2025 and 2024, respectively. The effective tax rate is affected by the immaterial income tax effects of nondeductible expenses related to stock options, among other things.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9.	Income Taxes– continued

Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

	December 31,	December 31,
	2025	2024
Current expense	$2,344,339	$2,458,042
Deferred benefit	(304,559)	(408,451)

Income tax expense	$2,039,780	$2,049,591

Significant components of the Company’s deferred tax assets and liabilities are presented in the table below.

	December 31,	December 31,
	2025	2024
Deferred tax assets:
Allowance for credit losses	$1,675,698	$1,498,266
Reserve for unfunded commitments	112,104	106,424
Deferred loan costs	389,943	375,272
Leases right-of-use assets	175,176	172,385
Unrealized losses on investment securities available-for-sale	732,796	1,203,545
Other	122,513	101,772

Total deferred tax assets	3,208,230	3,457,664
Deferred tax liabilities:
Premises and equipment	151,361	265,801
Core deposit intangible	—	—
Accrual to cash	419,072	460,447
Goodwill	387,414	338,106
Other	83,517	60,254

Total deferred tax liabilities	1,041,364	1,124,608

Net deferred tax asset	$2,166,866	$2,333,056

GAAP prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the consolidated financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of cumulative benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Current authoritative accounting guidance also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest, and penalties. The Company files income tax returns in the U.S. federal jurisdiction

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10.	Off-Balance Sheet Arrangements, Commitments and Contingencies

Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. These commitments were as follows:

	December 31,	December 31,
	2025	2024
Financial instruments whose contract amounts represent credit risk:
Commitments and extended credit	$133,127,141	$140,598,246
Standby letters of credit	10,584,120	6,775,851

Total	$143,711,261	$147,374,097

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing agreements and generally have expirations dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Collateral held varies as specified above and is required in instances which the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the customer. Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities. The Company had an allowance for credit losses on off-balance sheet credit exposures of $450,829 and $506,783, reported in accrued interest payable and other liabilities, as of December 31, 2025 and 2024, respectively.

Litigation

In the normal course of business, the Company may be involved in various legal proceedings. However, as of the date of these financial statements, the Company is not involved in any material legal proceedings. In the opinion of management, any potential liability arising from such proceedings would not have a material adverse effect on the consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11.	Fair Value Disclosures

The authoritative guidance for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.

An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.

The authoritative guidance requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement costs). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

In that regard, the authoritative guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 Inputs – Inputs other than quoted prices included in level 1 that are observable for the asset and liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks, and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 2 investments consist primarily of obligations of U.S. government sponsored enterprises and agencies, obligations of state and municipal subdivisions, corporate bonds, and mortgage backed securities.

•	Level 3 Inputs – Significant unobservable inputs that reflect an entity’s own assumptions that market participants would use in pricing the assets or liabilities.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11.	Fair Value Disclosures – continued

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Marketable Equity Securities. Securities consist of the Company’s investment in the CRA mutual fund which is valued at the published per share net asset value of shares held by the Company and is classified within Level 1 of the valuation hierarchy. There are no significant restrictions on redeeming this investment at net asset value.

Investment Securities Available-For-Sale. Securities classified as available-for-sale and trading are reported at fair value utilizing Level 1, Level 2, and Level 3 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the United States Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the security’s terms and conditions, among other items.

Individually Evaluated Collateral Dependent Loans. The fair value of individually evaluated collateral dependent loans is generally based on the fair value of the collateral, less costs to sell. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and management’s expertise and knowledge of the client and the client’s business (Level 3).

Foreclosed Assets. Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated costs to sell, establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. Fair value is typically determined based on unobservable inputs, such as discounted cash flow models, comparable transactions, or appraisals. Adjustments are routinely made during the valuation process based on changes in assumptions or market conditions. The fair value of these assets is classified as a Level 3 measurement in the fair value hierarchy due to the reliance on unobservable inputs. Repossessed assets acquired through foreclosure totaled $188,475 and $1,327,944 during the years ended December 31, 2025 and 2024, respectively. Based on management’s assessment, no valuation allowance was considered necessary as of December 31, 2025 or 2024, as the fair value of the collateral exceeded the related carrying amounts, and no write-downs or sales of repossessed assets were required or recorded during the years ended December 31, 2025 and 2024.

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2025 and 2024, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Level 1	Level 2	Level 3	Total
December 31, 2025	Inputs	Inputs	Inputs	Fair Value
Assets at fair value on a recurring basis:
Marketable equity securities	$2,219,999	$—	$—	$2,219,999
Investment securities available-for-sale	—	73,563,444	—	73,563,444
Assets at fair value on a nonrecurring basis:
Individually evaluated collateral dependent loans	—	—	879,271	879,271
Foreclosed assets	—	—	1,516,419	1,516,419

Total	$2,219,999	$73,563,444	$2,395,690	$78,179,133

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11.	Fair Value Disclosures – continued

	Level 1	Level 2	Level 3	Total
December 31, 2024	Inputs	Inputs	Inputs	Fair Value
Assets at fair value on a recurring basis:
Marketable equity securities	$2,086,556	$—	$—	$2,086,556
Investment securities available-for-sale	—	77,814,751	—	77,814,751
Assets at fair value on a nonrecurring basis:
Individually evaluated collateral dependent loans			58,312	58,312
Foreclosed assets	—	—	1,327,944	1,327,944

Total	$2,086,556	$77,814,751	$1,386,256	$81,287,563

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

12.	Stock Incentive Plan

In 2018, the Company adopted the 2018 Equity Incentive Plan (the “Plan”) to further promote the interests of the Company by enabling the Company to attract, retain, and motivate, employees, directors, and consultants. The Plan allows for performance-based incentive awards and various equity-based opportunities, including stock options, restricted common stock, restricted stock units, stock appreciation rights, performance units, performance shares and other stock-based awards. In 2021, the 2018 Equity Incentive Plan was replaced by the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan increased authorized shares from 450,000 to 750,000 shares to be issued pursuant to all awards issued under the 2021 Plan. In 2023, the 2021 Plan was amended to increase the number of shares of Common Stock that may be issued under the Plan by 250,000 shares of Common Stock, resulting in a total of 1,000,000 shares of Common Stock that may be issued under the Plan. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the plan. As of December 31, 2025 and 2024, the total amount of remaining shares available to be issued under the respective plans totaled 435,470 and 447,207, respectively.

During 2025 and 2024, the Company granted stock options to certain individuals who serve as directors, executive officers, and other key employees of the Company. These stock options were granted with an exercise price of $16 per option, vest ratably over 5 years and have a 10-year contractual term.

Compensation costs for stock options totaled $148,203 and $75,700 for the years ended December 31, 2025 and 2024, respectively, for stock options and is included in stock-based compensation in the accompanying statements of income and comprehensive income.

The fair value of each option award is estimated on the date of grant using a Black Scholes option-pricing model. The Company uses historical option exercise and termination data to estimate the expected term the options are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is calculated using historical dividend amounts and the stock price at the option issue date.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12.	Stock Incentive Plan - continued

The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

	2025	2024
Expected volatility	10.0%	10.0%
Expected dividends	0.0%	0.0%
Expected term (in years)	7.5	7.5
Risk-free rate	4.23%	4.11%

A summary of option activity under the plan as of December 31, 2025 and 2024 and changes during the years then ended are as follows:

			Weighted-Average
		Weighted-Average	Remaining
	Shares	Exercise Price	Contractual Term
Outstanding at January 1, 2024	313,768	$11.25	6.0
Granted	5,750	16.00	9.4
Exercised	(600)	14.00	6.6
Settled	(500)	10.80	5.2
Forfeited	(1,850)	13.24	7.1

Outstanding at December 31, 2024	316,568	11.29	5.1
Granted	33,750	16.00	9.3
Exercised	(300)	12.00	2.0
Settled	(8,300)	13.02	5.8
Forfeited	(20,450)	15.39	7.7

Outstanding at December 31, 2025	321,268	$11.51	4.4

Exercisable at December 31, 2025	265,368	$10.63	3.6

The weighted-average grant-date fair value of options granted during the years ended December 31, 2025 and 2024, was $4.58 and $4.49, respectively.

A summary of the status of the Company’s nonvested shares as of December 31, 2025 and 2024 and changes during the years ended, is presented below:

		Weighted-Average
		Grant-Date
	Shares	Fair Value
Non-vested at January 1, 2024	86,300	$2.95
Granted	5,750	4.49
Vested	(33,350)	2.52
Forfeited	(1,850)	2.61

Non-vested at December 31, 2024	56,850	3.37
Granted	33,750	4.58
Vested	(14,250)	2.17
Forfeited	(20,450)	3.63

Non-vested at December 31, 2025	55,900	$4.31

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12.	Stock Incentive Plan - continued

As of December 31, 2025, there was $240,929 of total unrecognized compensation costs related to nonvested stock options. The cost is expected to be recognized over the next 5 years. The total fair values of shares vested during the years ended December 2025 and 2024, was $30,923 and $84,042, respectively.

The Company granted 0 and 58,500 shares of restricted stock during 2025 and 2024, respectively. There were 2,063 shares forfeited in 2025 and no shares forfeited in 2024. Restricted stock issued in 2024 had a per-share cost of $16 and a vesting period of 1 to 5 years. The Company recognized expenses of $404,689 and $312,500 related to its restricted stock grants for the years ended December 31, 2025 and 2024, respectively. These expenses are included in stock-based compensation in the accompanying statements of income and comprehensive income. During 2025 and 2024, respectively, 25,206 and 16,896 shares became fully vested. As of December 31, 2025, there was $628,300 of total unrecognized compensation costs related to nonvested restricted stock granted under the plan. That cost is expected to be recognized over a weighted average period of 1.89 years.

During 2024, the Bank issued 23,500 Restricted Stock Units (RSUs) to certain employees and directors, tied to specific financial metrics. These RSUs, with a grant date fair value of $16 per share, will vest over three years, contingent on meeting predetermined performance criteria. The RSUs represent an equity interest in the Bank, providing recipients with potential ownership, subject to the vesting conditions. No RSU’s were issued in 2025.

Stock-based compensation expense related to these RSUs of $164,508 was recognized for the year ended December 31, 2025. The unrecognized compensation cost associated with unvested awards was $258,492 as of December 31, 2025 and will be recognized over a period of 1.5 years.

13.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. A Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital, Tier I capital and common equity Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2025 and 2024, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2025 and 2024, the Bank’s capital ratios exceeded those levels necessary to be categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Bank must maintain minimum total risk-based, Tier I risk-based, common equity Tier 1 risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since December 31, 2025, that management believes have changed the Bank’s category.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13.	Regulatory Matters– continued

A comparison of the Bank’s actual capital amounts and ratios to required capital amounts and ratios under current regulations is presented in the following table (dollar amounts in thousands):

							To Be Well Capitalized under
		Actual	For Capital Adequacy Purposes Basel III Fully Phased-In				Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2025
Total capital
(to risk-weighted assets)	$108,223	12.96%	≥	$87,656	≥	10.5%	≥	$83,482	≥	10.0%
Tier I capital
(to risk-weighted assets)	$99,929	11.97%	≥	$70,960	≥	8.5%	≥	$66,786	≥	8.0%
Common equity tier 1 capital
(to risk-weighted assets)	$99,929	11.97%	≥	$58,438	≥	7.0%	≥	$54,263	≥	6.5%
Tier I capital
(to average assets)	$99,929	9.41%	≥	$42,473	≥	4.0%	≥	$53,091	≥	5.0%
As of December 31, 2024
Total capital
(to risk-weighted assets)	$99,971	12.83%	≥	$81,815	≥	10.5%	≥	$77,919	≥	10.0%
Tier I capital
(to risk-weighted assets)	$92,329	11.85%	≥	$66,231	≥	8.5%	≥	$62,335	≥	8.0%
Common equity tier 1 capital
(to risk-weighted assets)	$92,329	11.85%	≥	$54,543	≥	7.0%	≥	$50,647	≥	6.5%
Tier I capital
(to average assets)	$92,329	9.88%	≥	$37,380	≥	4.0%	≥	$46,725	≥	5.0%

For capital adequacy purposes, Basel III fully phased-in percentages represent the minimum capital ratios, plus, as applicable, the fully phased-in 2.5% capital buffer under the Basel III Capital Rules.

Under banking law, there are legal restrictions limiting the amount of dividends the Bank can declare. Approval of the regulatory authorities is required if the effect of the dividends declared would cause regulatory capital of the Bank to fall below specified minimum levels.

14.	Employee Benefit Plan

The Company maintains a 401(k) employee benefit plan and substantially all employees that complete at least one hour of service during the plan year may participate. The Company matches a portion of each employee’s contribution and may, at its discretion, make additional contributions. During the years ended December 31, 2025 and 2024, the Company contributed $375,847 and $368,691 to the plan, respectively and is included in salaries and employee benefits on the accompanying consolidated statements of income and comprehensive income.

15.	Subsequent Events

The Company evaluated all subsequent events and transactions for potential recognition or disclosure through April 14, 2026, the date the consolidated financial statements were available for issuance. On February 1, 2026, Third Coast Bancshares, Inc., a Texas-based bank holding company headquartered in Humble, Texas, completed its merger with Keystone Bancshares, Inc. (“Keystone”) pursuant to an Agreement and Plan of Reorganization dated October 22, 2025. The transaction was completed through a series of mergers, beginning with the merger of a wholly owned subsidiary of Third Coast Bancshares into Keystone, followed by the merger of Keystone into Third Coast Bancshares. Immediately thereafter, Keystone Bank merged with and into Third Coast Bank, with Third Coast Bank surviving. As a result of these transactions, Keystone Bancshares and Keystone Bank were fully integrated into Third Coast Bancshares and Third Coast Bank, respectively.